Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated August 9, 2013, with respect to the consolidated financial statements and schedule of CareFusion Corporation, for the two years in the period ended June 30, 2013, in the Proxy of CareFusion Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Becton, Dickinson and Company for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

October 31, 2014